As filed with the Securities and Exchange Commission on September 19, 2019

Registration No. 333-187622

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMC INSURANCE GROUP INC.

(Exact name of Registrant as specified in its charter)

Iowa	42-6234555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

717 Mulberry Street

Des Moines, Iowa 50309
(Address, including zip code, of principal executive offices)

Todd A. Strother EMC Insurance Group Inc. 717 Mulberry Street Des Moines, Iowa 50309 (515) 280-2511 (Name, address and telephone number of agent for service)	Copy to: Steven R. Barth Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Approximate date of commencement of proposed sale to the public:  Not applicable.  This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

TERMINATION OF REGISTRATION

Pursuant to the Registration Statement (No. 333-187622) on Form S-3 of EMC Insurance Group Inc. (the “Company”), filed with the Securities and Exchange Commission on March 29, 2013 (the “Registration Statement”), the Company registered shares of its common stock, $1.00 par value per share (the “Common Stock”) under the Securities Act of 1933.

On September 18, 2019, the Company’s shareholders approved the transactions contemplated by the Agreement and Plan of Merger, dated as of May 8, 2019, by and among Employers Mutual Casualty Company (“EMCC”), Oak Merger Sub, Inc., a wholly-owned subsidiary of EMCC (“Merger Sub”) and the Company (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of EMCC (the “Merger”).  In connection therewith, each outstanding share of Common Stock, other than shares of Common Stock (i) held by Merger Sub, EMCC, the Company or any subsidiary of EMCC or the Company and (ii) held by shareholders who demanded and perfected their right to appraisal of their shares in accordance with Division XIII of the Iowa Business Corporation Act and have not withdrawn or otherwise lost such rights to appraisal, was converted into the right to receive $36.00 in cash, payable net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law.

As a result of the Merger, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its common stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remained unsold as of the effective time of the Merger on September 19, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on this 19th day of September, 2019.

EMC INSURANCE GROUP INC.

By:	/s/ Bruce G. Kelley
Bruce G. Kelley
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.

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